To:
Michael Klein,

Dear Employee,

Please be advised that SpaceLogic Ltd, a company incorporated under the laws of the State of Israel under registration number 51-390062-3 (the "Company") is currently interested in making a substantial reduction in the Company’s burn rate and thus, in the gross salaries of key employees of the Company. The Company has decided to permit certain key employees of the Company to elect to reduce the compensation payable to them by the Company and in exchange to provide such electing employees with an opportunity for significant financial benefit if the Company prospers.

By entering your signature below, you agree to the following (the "Letter Agreement"):

(1)
As of _December 1st 2005 (the "Effective Date") and for a period of twelve (12) months thereafter (the "Reduction Period"), your monthly Base Salary, [illegiable] or Gross Salary, as applicable, (as such applicable term is defined in the employment agreement entered into by yourself and the Company dated December 1st 2005) (the "Gross Salary" and the "Employment Agreement", respectively) shall be reduced by US $5,250 and shall consists of US $ 9,750 (the "Reduced Salary")

(2)
You further agree that, subject to Section 3 below, as of the Effective Date and during the Reduction Period (as may be extended pursuant to Section 6 of this Letter Agreement) all social and other benefits payable to you pursuant to your Employment Agreement (including, without limitation, your rights for paid vacation, sick leave, prior notice, managers insurance, pension plan or study fund, if and to the extent applicable) shall be calculated based on the Reduced Salary.

(3)
Notwithstanding Section 2 above, upon termination of your employment with the Company in circumstances entitling you (either by law or by virtue of your Employment Agreement) to receive severance payment from the Company, the calculation of the amount of severance due to you by the Company shall be calculated on the Gross Salary and not on the Reduced Salary.

(4)
In the event that during the defined term of employment set forth in the employee’s "Employment Agreement", the "Employment Agreement" is terminated (i) by you for "just cause", or (ii) by the Company without "cause", as those terms are defined in your Employment Agreement", the Company shall continue to pay you, commencing upon such termination and until the lapse of the Term, the Gross Base Salary, [illegiable] or Gross Salary or Gross Base Fee, as applicable and not on the Reduced Salary which you would have been entitled to receive had the "Employment Agreement" not been terminated by you for a just cause or by the Company without "cause", as applicable.

(5)
In consideration of your agreement to the reduction of salary you will be 94,500 options pursuant SecureLogic Corporation’s ("the Parent Company") 2005 Incentive Stock Option Plan at an exercise price of $1.5 (one dollar and a fifty cents). The Options shall vest, solely during the Employment Term, at a rate of one twelfth of the options every month for a year, commencing upon the Effective Date. If the gross salary will be restored in less than one year, at the point any unvested options will be canceled. The term during which vested options may be exercised is three years from the vesting date, or within two months of the end of a grantee’s employment.

(6)
In the event the financial status of the Company does not improve by the end of the Reduction Period, as determined by the Board of Directors of the Company in good faith, the Company may, with your prior written consent, elect to extend the Reduction Period by up to an additional (6) month period (the "Extended Period"), provided that the terms and provisions of this Letter Agreement shall continue to apply, mutatis mutandis, during the Extended Period. In such case the Parent Company will grant you an additional option to purchase shares in the amount of 50% of the original Options under the same terms.

(7)
At the end of the Reduction Period (as may be extended pursuant to Section 7 of this Letter Agreement), your Reduced Salary shall be increased back to your Gross Salary and as of such date, your consent to the reduction of your Gross Salary shall terminate.

(8)
It is hereby being agreed and clarified that nothing herein shall be construed as amending the terms and provisions of your Employment Agreement other than with respect to the reduction in your Gross Salary as expressly specified herein.

(9)
Nothing herein shall impose any obligation on the Company to continue your employment with the Company or shall confer upon you any right to continue in the employ of the Company and/or or restrict the right of the Company or yourself to terminate such employment at any time, in accordance with the terms of your Employment Agreement.

(10)	The grant and acceptance of the Options imposes on you no obligation to exercise such Options.

(11)
Subject to the provisions of the Parent Company's Option Plan and the Option Agreement to be executed by you and the Parent Company, this Letter Agreement constitute the entire agreement between you and the Company with respect to issues specified hereunder, and supersedes all prior agreements, understandings and arrangements, oral or written, between you and the Company with respect to the subject matter hereof

(12)
The Options provided for herein are granted pursuant to the Parent Company Option Plan and the Option Agreement to be executed by you and the Parent Company and said Options are in all respects governed by such plan and agreement and subject to all of the terms and provisions thereof whether such terms and provisions are incorporated herein solely by reference or are expressly cited herein.

(13)	No modification of this Letter Agreement shall be valid unless made in writing and signed by the parties hereto

(14)
This Letter Agreement may be executed by any of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

(15)
This Letter Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Israel, and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be applicable courts in Tel-Aviv.

Very Truly Yours

_______________________

SpaceLogic LTD

_______________________
SecureLogic Corp

I agree:

_____________
The Employee